CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                 OF P-COM, INC.

                         (Pursuant to Section 242 of the
                        Delaware General Corporation Law)

      P-COM, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, by its duly authorized officer, does hereby certify:

      FIRST: That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation.

      SECOND: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

      THIRD: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

      FOURTH: That upon the effectiveness of this Certificate of Amendment, the first paragraph of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended such that, as amended, said paragraph shall read in its entirety as follows:

      This Corporation is authorized to issue two (2) classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is 25,333,333 shares. 23,333,333 shares shall be Common Stock, par value $.0001 per share, and 2,000,000 shares shall be Preferred Stock, par value $.0001 per share. Upon this amendment of this Article IV (the "Effective Time"), each 30 shares of the Common Stock, par value $0.0001 per share, of the Corporation issued and outstanding or held in treasury shall be combined into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by 30 shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the sale price of the Common Stock last reported immediately prior to the Effective Time.

      FIFTH: That the foregoing amendment shall be effective on July 19, 2004 at 8:00 a.m. Eastern Time.

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      IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed this 14th day of July, 2004.

                                                   P-COM, INC.

                                                   By:  /s/ Daniel W. Rumsey
                                                        ------------------------
                                                        Daniel W. Rumsey
                                                        Secretary